Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

BETWEEN

BANK OF AMERICA CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

DATED AS OF APRIL 18, 2017

Supplementing the Amended and Restated Indenture for

Senior Debt Securities dated as of July 1, 2001,

as supplemented by a First Supplemental Indenture dated as of February 23, 2011

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 18, 2017 (the “Second Supplemental Indenture”), is made by and between BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”), having its principal office at 100 North Tryon Street, Charlotte, North Carolina 28255, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association, as successor Trustee (the “Trustee”) under the Indenture referred to herein.

W I T N E S S E T H:

WHEREAS, the Company and The Bank of New York, predecessor trustee, previously executed and delivered an Amended and Restated Indenture for Senior Debt Securities, dated as of July 1, 2001 (the “Base Indenture”), which has been supplemented by a First Supplemental Indenture dated as of February 23, 2011 (the “First Supplemental Indenture” and the Base Indenture as so supplemented by the First Supplemental Indenture, the “Indenture”);

WHEREAS, the Base Indenture provides that, without the consent of any holders of the Notes (as defined in the Base Indenture), the Company and the Trustee may enter into a Supplemental Indenture (as defined in the Base Indenture) (a) pursuant to Section 10.01(d) of the Base Indenture, for the purpose of making such provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of the Notes and (b) pursuant to Section 10.01(f) of the Base Indenture, for the purpose of changing or eliminating any provision of the Indenture, provided that any such change or elimination (i) shall become effective only when there is no Note outstanding of any series created prior to the execution of such Supplemental Indenture which is entitled to the benefit of such provision or (ii) shall not adversely apply to any Note outstanding;

WHEREAS, the Company desires to enter into a Supplemental Indenture for the purposes of (a) modifying and adding to the list of particular terms of the Notes that may be established pursuant to Section 2.01 of the Base Indenture, (b) modifying certain provisions of the Base Indenture relating to events of default and remedies and to the permitted consolidation or merger of the Company and sale or conveyance of all or substantially all of the Company’s assets, and (c) making certain other modifications as set forth herein, in each case for all Notes to be issued on or after the date of such Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Second Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed that the Indenture is supplemented and amended to the extent and for the purposes expressed herein as follows:

ARTICLE I

CAPITALIZED TERMS

Section 1.1 Definition of Terms.

For purposes of this Second Supplemental Indenture,

(a) terms defined in the Base Indenture or the First Supplemental Indenture have the same meaning when used in this Second Supplemental Indenture unless otherwise specified herein;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.1 Section 1.01 of the Base Indenture is hereby amended as follows:

(a)	The following new defined term is inserted immediately after the definition of “Corporate Trust Office”:

“Covenant Breach:

The term “Covenant Breach” shall mean, with respect to the Notes of any series, a failure on the part of the Company duly to observe or perform any of the covenants or agreements on the part of the Company contained in the Notes or in this Indenture (other than a covenant or agreement a default in the performance or breach of which is specifically subject to Section 6.01 of this Indenture), which failure continues for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes affected thereby at the time Outstanding. For the avoidance of doubt, a Covenant Breach shall not be an Event of Default with respect to any Note, except to the extent otherwise specified as contemplated by Section 2.01 with respect to such Note.”

(b)	The following new defined term is inserted immediately after the definition of “Settlement Date”:

“Subsidiary:

The term “Subsidiary” shall mean any Person of which more than 50% of the voting power of the outstanding ownership interests (excluding ownership interests entitled to voting power only by reason of the happening of a contingency) shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries, or by the Company and one or more Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions).”

Section 2.2 Section 2.01 of the Base Indenture is hereby amended as follows:

(a)	Current Section 2.01(6) of the Base Indenture is amended by inserting the phrase “, including the redemption notice period,” after the phrase “and the terms and conditions” and before the phrase “upon which,”.

(b)	The word “and” at the end of the current Section 2.01(15) of the Base Indenture is deleted.

(c)	The following is inserted as new Section 2.01(16):

“(16) any addition to, elimination of or other change in the Events of Default or covenants, or to the definition of “Covenant Breach” set forth in Section 1.01, in each case with respect to the Notes of such series, including making Events of Default, Covenant Breaches or covenants inapplicable or changing the remedies available to holders of the Notes of such series upon an Event of Default or a Covenant Breach; and”

(d)	The current Section 2.01(16) of the Base Indenture is renumbered to 2.01(17), and otherwise is not modified by this Second Supplemental Indenture.

Section 2.3 Section 3.02 of the Base Indenture is hereby amended by deleting the third sentence of Section 3.02 in its entirety and replacing it with the following:

“The Company or the Trustee, as the case may be, shall give notice of such redemption at least 10 Business Days and not more than 60 calendar days prior to the date fixed for redemption (or within such period as is otherwise specified as contemplated by Section 2.01) to the holders of such Notes so to be redeemed, in the manner and to the extent set forth in Section 1.02.”

Section 2.4 Section 3.04 of the Base Indenture is hereby amended by inserting the phrase “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

Section 2.5 Section 6.01 of the Base Indenture is hereby amended by deleting such Section 6.01 in its entirety and replacing it with the following:

“Except as may otherwise be specified as contemplated by Section 2.01 for a particular series of Notes, the term “Event of Default,” wherever used herein with respect to a particular series of Notes, means any one of the following events (whatever the reason for such Event of Default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of the principal of (or premium, if any, on) any of the Notes of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, and continuance of such default for a period of 30 days;

(b) default in the payment of any installment of interest upon any of the Notes of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(d) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors; or

(e) any other Event of Default provided with respect to Notes of such series.

Unless otherwise specified as contemplated by Section 2.01 with respect to the Notes of such series, if an Event of Default described in clause (a) or (b) above shall have occurred and be continuing, and in each and every such case, unless the principal amount of all the Notes of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of all series affected thereby then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by noteholders) may declare the principal amount of all the Notes (or, with respect to Original Issue Discount Notes, such lesser amount as may be specified in the terms of such Notes) affected thereby to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Indenture or in the Notes of such series contained to the contrary notwithstanding, or, unless otherwise specified as contemplated by Section 2.01 with respect to the Notes of such series, if an Event of Default described in clause (c) or (d) above shall have occurred and be continuing, and in each and every such case, unless the principal of all the Notes of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all the Notes then Outstanding hereunder (voting as one class), by notice in writing to the Company (and to the Trustee if given by noteholders), may declare the principal of all the Notes (or, with respect to Original Issue Discount Notes, such lesser amount as may be specified in the terms of such Notes) to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Indenture or in the Notes contained to the contrary notwithstanding.

Unless otherwise specified as contemplated by Section 2.01 with respect to the Notes of such series, there shall be no rights of acceleration other than as described in the preceding paragraph. In addition, for the avoidance of doubt, unless otherwise specified as contemplated by Section 2.01 with respect to the Notes of a series, neither the Trustee nor any holders of such Notes shall have the right to accelerate the payment of such Notes, nor shall the payment of any Notes be otherwise accelerated, as a result of a Covenant Breach. Further, for avoidance of doubt, if an Event of Default as described in Section 6.01(e) is specified for a series of Notes, there will be no right to accelerate payment of such Notes on the terms described in the preceding paragraph unless such acceleration rights are granted specifically for such Notes as contemplated by Section 2.01.”

Section 2.6 Section 6.02 of the Base Indenture is hereby amended as follows:

(a)	The following is inserted in the first sentence of the first paragraph of Section 6.02 after the phrase “that if,” and before the phrase “at any time after the principal”:

“unless	otherwise specified as contemplated by Section 2.01 with respect to the Notes of a series,”

(b)	Each occurrence of the word “defaults” shall be replaced by the phrase “Events of Default or Covenant Breaches,” and each occurrence of the word “default” shall be replaced by the phrase “Event of Default or Covenant Breach.”

Section	2.7 Section 6.03 of the Base Indenture is hereby amended as follows:

(a)	The second paragraph of Section 6.03 of the Base Indenture is deleted in its entirety.

(b)	The last paragraph of Section 6.03 of the Base Indenture is amended by inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

Section 2.8 Section 6.07 of the Base Indenture is hereby amended by inserting the phrase “or Covenant Breach” after each occurrence of the phrase “Event of Default” and by deleting Section 6.07 (3) thereof in its entirety and replacing it with the following:

“(3) such holder or holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;”

Section 2.9 Section 6.11 of the Base Indenture is hereby amended by replacing each occurrence of the word “Default” with the phrase “Event of Default or Covenant Breach.”

Section 2.10 Section 6.13 of the Base Indenture is hereby amended by deleting the phrase “Default or” and inserting the phrase “or Covenant Breach” after the phrase “Event of Default.”

Section 2.11 Section 7.01 of the Base Indenture is hereby amended by deleting each occurrence of the phrases “a Default or” and “all Defaults or”; inserting the phrase “or a Covenant Breach” after each occurrence of the phrase “Event of Default”; and inserting the phrase “or Covenant Breaches” after each occurrence of the phrase “Events of Default.”

Section 2.12 Section 7.02 of the Base Indenture is hereby amended as follows:

(a)	The word “and” at the end of current Section 7.02(f) of the Base Indenture is deleted.

(b)	The following paragraphs are inserted as new Sections 7.02(g), (h), (i) and (j):

“(g) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(h) the Trustee shall not be deemed to have notice of any Event of Default or Covenant Breach unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such an Event of Default or a Covenant Breach at the Corporate Trust Office of the Trustee, and, if such notice is delivered by the Company, such notice references the Notes and this Indenture;

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder;

(j) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers of the Company authorized at such time to take specified actions pursuant to this Indenture; and”

(c)	The current Section 7.02(g) of the Base Indenture is renumbered to Section 7.02(k) and otherwise is not modified by this Second Supplemental Indenture.

Section 2.13 Section 7.08 of the Base Indenture is hereby amended by deleting such Section 7.08 in its entirety and replacing it with the following:

“The Trustee shall comply with Section 310(b) of the Trust Indenture Act. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture. To the extent permitted by the Trust Indenture Act, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Notes of more than one series or a trustee under any other indenture, a paying agent under any paying agency agreement, a fiscal agent under any fiscal agency agreement or a warrant agent under any warrant agreement, of the Company or any of its affiliates. For the purpose of determining whether a conflict of interest exists within the meaning of the Trust Indenture Act, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or a Covenant Breach.”

Section 2.14 Section 7.14 of the Base Indenture is hereby amended by deleting such Section 7.14 in its entirety and replacing it with the following:

“If a default occurs hereunder with respect to the Notes of any series, the Trustee shall give the noteholders of such series notice of such default as and to the extent provided in the Trust Indenture Act; provided, however, that in the case of any default of the character specified in Section 1.01 under the definition of “Covenant Breach” with respect to the Notes of such series, no such notice to the noteholders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section, the term “default” means any event which is, or after notice or the lapse of time or both would become, an Event of Default or a Covenant Breach with respect to the Notes of such series.”

Section 2.15 Section 10.01(b) of the Base Indenture is hereby amended by deleting current Section 10.01(b) in its entirety and replacing it with the following:

“(b) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the holders of all, or any series of, Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default or a Covenant Breach with respect to Notes of any or all series permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth, with such period of grace, if any, and subject to such conditions as such Supplemental Indenture may provide;”

Section 2.16 Section 11.01 of the Base Indenture is hereby amended by deleting such Section 11.01 in its entirety and replacing it with the following:

“The Company covenants that it will not merge into or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person, other than a sale or conveyance of all or substantially all of its assets to one or more Subsidiaries, unless (1) either the Company shall be the continuing corporation, or the successor Person (if other than the Company) shall be organized and existing under the laws of the United States of America or a state thereof and such successor Person shall expressly assume the due and punctual payment of the principal of (and premium, if any, on) and any interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by Supplemental Indenture satisfactory to the Trustee, executed and delivered to the Trustee by such successor Person, and (2) the Company or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.”

Section 2.17 Section 11.02 of the Base Indenture is hereby amended by replacing each reference therein to “successor corporation” with “successor Person.”

Section 2.18 Section 14.03 of the Base Indenture is hereby amended by inserting the following as a new paragraph after the end of current Section 14.03 of the Base Indenture:

“The Trustee shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to it (“Electronic Methods”) from a person purporting to be, and whom the Trustee, acting reasonably, believes in good faith to be, the authorized representative of the Company as sufficient instructions and authority of the Company for the Trustee to act and shall have no duty to confirm that person is so authorized, other than, with respect to the Company, to verify that any signature is the signature of a person authorized to give instructions and directions on behalf of the Company using the information provided by the Company in an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons. The Trustee shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions, except in the case of its negligence, bad faith or willful misconduct, until such time as the Trustee receives any subsequent instruction or direction that supersedes such earlier instructions or directions. The Company assumes all risks arising out of the use of such Electronic Methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties, other than those risks arising out of negligence, bad faith or willful misconduct of the Trustee.”

Section 2.19 The Base Indenture is hereby amended by inserting the following new Sections 14.10, 14.11 and 14.12 after current Section 14.09 of the Base Indenture:

“SECTION 14.10. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.11. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, the occurrence of strikes, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God and statewide or countrywide interruptions or losses of utilities or communications services; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under those circumstances.

SECTION 14.12. Foreign Account Tax Compliance Act (FATCA). The Trustee shall be entitled to deduct FATCA Withholding Tax (as hereinafter defined), and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Each of the Company and the Trustee agrees to cooperate and to provide the other with such reasonably requested information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to any tax, assessment or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision), any regulation, pronouncement or agreement thereunder, official interpretation thereof or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time (“FATCA Withholding Tax”).”

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness and Applicability.

This Second Supplemental Indenture will become effective upon its execution and delivery. The amendments to the Indenture set forth herein shall apply to all Notes issued on or after the date of this Second Supplemental Indenture. The amendments to the Indenture set forth herein shall not apply to any Notes issued prior to the date of this Second Supplemental Indenture, and the rights of the holders of any Notes issued prior to the date of this Second Supplemental Indenture shall not be modified hereby.

Section 3.2 Successors and Assigns.

All covenants and agreements in the Indenture, as supplemented and amended by this Second Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Second Supplemental Indenture.

Section 3.4 Certain Duties and Responsibilities of the Trustee; Effect of Recitals.

(a)	In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(b)	The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.5 Ratification of Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.6 Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.7 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ Angela C. Jones
Name:	Angela C. Jones
Title:	Managing Director

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Vice President

[SIGNATURE PAGE – SECOND SUPPLEMENTAL INDENTURE TO THE

AMENDED AND RESTATED SENIOR INDENTURE DATED AS OF JULY 1, 2001]